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                                                                  Exhibit 10.24



May 1, 1995

Mr. Edward Callahan
1011 Station Way
West Chester, PA 19382

Dear Ed:

On behalf of the Board of Directors of Summa Four, Inc., it is our pleasure to offer you the position of President and Chief Operating Officer reporting to Barry R. Gorsun, Chairman of the Board and Chief Executive Officer of Summa Four, Inc. and a seat on Summa Four's Board of Directors, pursuant to the following terms and conditions:

This offer is contingent upon successful completion of a pre-placement Drug Screen at a clinic selected by Summa Four, Inc., as well as your signing the Employment Agreement - Proprietary Data and Trade Secrets and the Conflict of Interest Statement (documents attached). Your salary for this position will be $8076.92 payable bi-weekly, and equivalent to an annual salary of $210,000. The compensation for each officer is reviewed and set annually by the Compensation Committee of the Board of Directors after the close of the fiscal year.

Upon commencement of your employment, the Board of Directors will grant to you the option to purchase two sets of stock options.

An option grant of 90,000 common shares under the company Incentive Stock Option Plan vesting at 20% per year over five years with a term of 10 years. These will be priced at fair market value which is determined under our plan by averaging the closing prices of the stock for the five trading days ending with the first day of employment.

A non-qualified option grant of 20,000 common shares which will be fully vested upon commencement of employment. This option will also have a ten year term. These options will be priced at $5.00 per share below the fair market value utilizing the same method as outlined in (a) above.

You are eligible to participate in Summa Four, Inc.'s Executive Incentive Bonus Plan. During your first few weeks of employment, together with Barry Gorsun, you will establish objectives for the remainder of FY '96. Your incentive plan incorporates three elements tied to the achievement of the Company's and your personal goals in Fiscal Year 1996. At plan and upon successful completion of these objectives, your bonus would be targeted at 40% of your base salary. See the attached plan for details. For Fiscal Year 1996, 50% of your incentive plan will be guaranteed on a time basis. This would equate to a $42,000 guaranteed first year bonus paid annually after it has been reviewed by the Compensation Committee of the Board of Directors after the close of the fiscal year.

Your duties as President and Chief Operating Officer shall be those customarily assigned to those offices plus other such duties a the Board may, from time to time, designate after discussion with you. In addition, those duties will require your entire work time, attention and energies to Summa Four, Inc. and your commitment not to render substantial service in self-employment to any individual or entity other than Summa Four, Inc. without Board approval.


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In the event of the substantial diminution in the nature or status of your responsibilities form those set forth in your job description as President and Chief Operating Officer or the involuntary termination of your employment by the Board other than for "Cause" (as defined below), you shall receive the "Severance Compensation" set forth below. "Cause" shall mean your alcoholism or drug abuse affecting the performance of your duties, theft, embezzlement, fraud, conviction of a felony, absenteeism, gross misconduct or gross neglect in the performance of your duties as President and Chief Operating Officer of the company, or failure to follow any written directions from the Chief Executive Officer or the Board of Directors of the Company which are consistent with your duties as President and Chief Operating Officer of the Company.

In the event of a "Change in Control" (as defined below) which results in (a) the termination of your position as President and Chief Operating Officer or (b) the substantial diminution in the nature or status of your responsibilities from those set forth in your job description and as a result of (a) or 9b) you terminate your employment, you shall receive the "Severance Compensation" set forth below.

"Severance Compensation" shall mean a continuation of the payment of the equivalent of your annual base compensation and insurance benefits in effect at the time of your termination.

"Change of Control" shall mean the sale of all or substantially all of the assets of the Company to a non-affiliated company or the acquisition of all or substantially all of the outstanding common stock of the Company by one individual or entity.

In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identify and employment eligibility. Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present the documents in accordance with this form.

Employment at Summa Four, Inc. will provide you with the opportunity to participate in numerous employee benefit programs including group health, life and dental insurance, educational assistance and liberal holidays, vacation and 401K programs. All Summa Four executives begin accruing 3 weeks of vacation upon date of hire. Summa Four will relocate you in accordance with our Relocation Policy (see attachment).

Summa Four is dedicated to providing a healthy work environment for every Summa employee. Therefore, we provide a smoke free environment and require all employees to comply.

Ed, we are enthusiastic about your joining us, and we believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives. Would you please sign and return the original of this letter and the Employment Agreement within five (5) days, retaining the copies for your records.

                                        Sincerely,



                                        Barry R. Gorsun
                                        President and CEO




Accepted /s/ Edward Callahan            Start Date:    May 30, 1995
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